Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
October 6, 2008
ARRHYTHMIA RESEARCH TECHNOLOGY
ANNOUNCES NEW STOCK BUY BACK PROGRAM

Fitchburg, MA

Arrhythmia Research Technology, Inc. (the "Company") (AMEX: HRT) announced that its Board of Directors has authorized the repurchase of up to $650,000 of the Company’s common stock from time to time, subject to prevailing conditions and price levels.

Any repurchases will be made in the open market, through negotiated or block transactions, using the Company's existing general corporate funds.  The repurchase program replaces a previous inactive plan adopted in June of 2003 and may be modified, suspended or discontinued at any time.

As of September 30, 2008, the Company had 2,711,680 shares of common stock outstanding.

The Company, through Micron, manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes.  Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications.  Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging.  Micron’s Leominster Tool division provides high end mold design and manufacturing for the injection molding industry.  The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

For more information please visit our websites:

http://www.arthrt.com	http://www.micronproducts.com
http://www.newenglandmolders.com	http://www.micronintegrated.com
http://www.leominstertool.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance.  The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing.  More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.

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